EXHIBIT D

                          GLOBALNET INTERNATIONAL, INC.

                         Unaudited Financial Statements
                           December 31, 1999 and 1998

NOTE: DTA Communications Network LLC is the predecessor to GlobalNet International, Inc.



                         DTA COMMUNICATIONS NETWORK LLC

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998

ASSETS                                                                    1999        1998
Current Assets

       Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   777,645    197,270

       Accounts Receivable . . . . . . . . . . . . . . . . . . . . .    1,199,283          -

       Due from related party. . . . . . . . . . . . . . . . . . . .       41,319      7,944

        Prepaid Expenses . . . . . . . . . . . . . . . . . . . . . .      137,427      5,478

                  Total Current Assets . . . . . . . . . . . . . . .    2,155,674    210,692

 Property and Equipment, Net . . . . . . . . . . . . . . . . . . . .    4,449,726          -

                  Total Assets . . . . . . . . . . . . . . . . . . .  $ 6,605,400    210,692



LIABILITIES AND MEMBERS EQUITY (DEFICIT)

Current Liabilities

       Accounts Payable. . . . . . . . . . . . . . . . . . . . . . .  $ 2,925,798    447,475

        Salaries, wages and commissions payable. . . . . . . . . . .      176,083    342,390

        Deferred Revenues. . . . . . . . . . . . . . . . . . . . . .      891,350     71,249

         Term Loan . . . . . . . . . . . . . . . . . . . . . . . . .      617,039          -

         Current portion of capital lease obligation . . . . . . . .    1,114,677          -

         Accrued Interest. . . . . . . . . . . . . . . . . . . . . .       94,694          -

                    Total Current Liabilities. . . . . . . . . . . .    5,819,641    761,114

Capital Lease Obligation, net of current position. . . . . . . . . .    3,773,443          -

Member's Equity (Deficit). . . . . . . . . . . . . . . . . . . . . .   (2,987,684)  (550,422)

                     Total Liabilities and Members' Equity (Deficit)  $ 6,605,400    210,692



See accompany notes to consolidate financial statements

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                      Consolidated Statements of Operations

                  Years ended December 31, 1999, 1998 and 1997




                                                      1999         1998         1997
                                                  ------------  ----------   ---------
EXPENSES . . . . . . . . . . . . . . . . . . . .  $25,618,203   4,046,246     792,654
------------------------------------------------  ------------  ----------  ----------

Operating Expenses:
------------------------------------------------

 Cost of Revenue . . . . . . . . . . . . . . . .   25,298,532   3,370,153     636,216
------------------------------------------------  ------------  ----------  ----------

              Sales and Marketing. . . . . . . .      121,585     108,021      28,737
------------------------------------------------  ------------  ----------  ----------

               Depreciation. . . . . . . . . . .      882,639           -           -
------------------------------------------------  ------------  ----------  ----------

              General and Administrative . . . .    1,159,776     679,562     383,783
------------------------------------------------  ------------  ----------  ----------


                        Total Operating Expenses   27,462,532   4,157,736   1,048,736
------------------------------------------------  ------------  ----------  ----------


                        Operating Loss . . . . .   (1,844,329)   (111,490)   (256,082)
------------------------------------------------  ------------  ----------  ----------




                Other Expense. . . . . . . . . .      (40,865)   (174,780)          -
------------------------------------------------  ------------  ----------  ----------

                Interest Expense . . . . . . . .     (752,068)     (8,070)          -
------------------------------------------------  ------------  ----------  ----------

                Minority Interest. . . . . . . .      730,874           -           -
------------------------------------------------  ------------  ----------  ----------


                         Net Loss. . . . . . . .  $(1,906,388)   (294,340)   (256,082)
------------------------------------------------  ------------  ----------  ----------



See  accompanying  notes  to  consolidated  financial  statements

                       DTA COMMUNICATIONS NETWORK, L.L.C.

              Consolidated Statements of Members' Equity (Deficit)

                  Years ended December 31, 1999, 1998 and 1997




                                                                   Members'
                                                               Equity (Deficit)
                                                               -----------------

     Balance at December 31, 1996 . . . . . . . . . . . . . .  $        241,000
-------------------------------------------------------------  -----------------

         Net Loss . . . . . . . . . . . . . . . . . . . . . .          (256,082)
-------------------------------------------------------------  -----------------



      Balance at December 31, 1997. . . . . . . . . . . . . .           (15,082)
-------------------------------------------------------------  -----------------

          Distributions . . . . . . . . . . . . . . . . . . .          (241,000)
-------------------------------------------------------------  -----------------

          Net Loss. . . . . . . . . . . . . . . . . . . . . .          (294,340)
-------------------------------------------------------------  -----------------



       Balance at December 31, 1998 . . . . . . . . . . . . .          (550,422)
-------------------------------------------------------------  -----------------

          Contributions . . . . . . . . . . . . . . . . . . .           150,000
-------------------------------------------------------------  -----------------

          Minority Interest Loss Charged to Majority Interest          (680,874)
-------------------------------------------------------------  -----------------

          Net Loss. . . . . . . . . . . . . . . . . . . . . .        (1,906,388)
-------------------------------------------------------------  -----------------



        Balance at December 31, 1999. . . . . . . . . . . . .  $     (2,987,684)
-------------------------------------------------------------  -----------------





        See  accompanying  notes  to  consolidated  financial  statements

                       DTA COMMUNICATIONS NETWORK, L.L.C.

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1999, 1998 and 1997




                                                             1999         1998       1997
                                                         -------------  ---------  ---------
Cash Flows From Operating Activities:
-------------------------------------------------------

    Net loss. . . . . . . . . . . . . . . . . . . . . .   ($1,906,388)  (294,340)  (256,082)
-------------------------------------------------------  -------------  ---------  ---------

     Adjustments to reconcile net loss to net
     cash provided by operating activities:
-------------------------------------------------------

         Depreciation . . . . . . . . . . . . . . . . .       882,639          -          -
-------------------------------------------------------  -------------  ---------  ---------

        Minority Interest . . . . . . . . . . . . . . .       (50,000)         -          -
-------------------------------------------------------  -------------  ---------  ---------

        Changes in Assets and Liabilities:
-------------------------------------------------------

        Accounts Receivable . . . . . . . . . . . . . .    (1,199,283)   141,735   (141,735)
-------------------------------------------------------  -------------  ---------  ---------

        Due from Related Party. . . . . . . . . . . . .       (33,375)     6,660    (14,604)
-------------------------------------------------------  -------------  ---------  ---------

        Prepaid Expenses. . . . . . . . . . . . . . . .      (131,949)     5,478          -
-------------------------------------------------------  -------------  ---------  ---------

        Accounts Payable. . . . . . . . . . . . . . . .     2,478,323    329,190    118,285
-------------------------------------------------------  -------------  ---------  ---------

        Salaries, Wages, and Commissions Payable. . . .       (66,307)    57,721    184,669
-------------------------------------------------------  -------------  ---------  ---------

       Deferred Revenue . . . . . . . . . . . . . . . .       820,101     96,751    168,000
-------------------------------------------------------  -------------  ---------  ---------

       Accrued Interest . . . . . . . . . . . . . . . .        94,694          -          -
-------------------------------------------------------  -------------  ---------  ---------

         Net Cash Provided by Operating Activities. . .       888,455    138,737     58,533
-------------------------------------------------------  -------------  ---------  ---------



Cash Flows from Investing Activities -
    Purchase of Furniture and Equipment . . . . . . . .      (240,530)         -          -
-------------------------------------------------------  -------------  ---------  ---------



 Cash Flows from Financing Activities:. . . . . . . . .             -          -
-------------------------------------------------------  -------------  ---------

      Proceeds from Term Loan . . . . . . . . . . . . .       754,517          -          -
-------------------------------------------------------  -------------  ---------  ---------

      Repayments of Principal on Term Loan. . . . . . .      (117,478)         -          -
-------------------------------------------------------  -------------  ---------  ---------

       Principal Payments on Capital Lease Obligation .      (203,715)         -          -
-------------------------------------------------------  -------------  ---------  ---------

      Capital Contributions from Member . . . . . . . .       200,000          -          -
-------------------------------------------------------  -------------  ---------  ---------

    Minority Interest Loss Charged to Majority Interest      (680,874)         -          -
-------------------------------------------------------  -------------  ---------  ---------

          Net Cash Used in Financing Activities . . . .       (67,550)         -          -
-------------------------------------------------------  -------------  ---------  ---------

          Net Increase in Cash. . . . . . . . . . . . .       580,375    138,737     58,533
-------------------------------------------------------  -------------  ---------  ---------

      Cash at beginning of year . . . . . . . . . . . .       197,270     58,533          -
-------------------------------------------------------  -------------  ---------  ---------

     Cash at end of year. . . . . . . . . . . . . . . .  $    777,645    197,270     58,533
-------------------------------------------------------  -------------  ---------  ---------

     Supplemental disclosure of cash flow information-
         Cash paid for Interest . . . . . . . . . . . .  $          -          -          -
-------------------------------------------------------  -------------  ---------  ---------

     Supplemental Disclosure of Non Cash Investing and
        Financial Activities -
           Equipment acquired through Capital Lease . .  $  5,091,835          -          -
-------------------------------------------------------  -------------  ---------  ---------



See  accompanying  notes  to  consolidated  financial  statements

                        DTA COMMUNICATIONS NETWORK, L.L.C

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998



4)     NATURE  OF  ORGANIZATION  AND  BUSINESS

DTA Communications Network, L.L.C. (the Company) was organized in Illinois on May 22, 1996 as a limited liability company. The Company was originally formed to provide global telecommunications, including high quality voice, fax, and other value-added applications over the Internet and other networks.

By the terms of the operating agreement, the Company will continue until April 19, 2026, unless terminated earlier by the written agreement of a majority of the members. Members participate in income and losses proportionately on the basis of the percentage of interest held and are subject to losses only to the extent of their respective investments.

On April 20, 1999, the Company and a Texas limited liability company formed an Illinois limited liability company, later named GlobalNet, L.L.C. The Company provides wholesale carrier voice and fax, value-added applications, and third generation application service provider (ASP) products via an international Internet protocol based network.

The Company is subject to risks and uncertainties common to growing telecommunications-based companies, including rapid technological changes, low costs to customers of switching from carrier to carrier, failed alliances, and pricing pressures in the international long distance market.

5)     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Principles  of  Consolidation

The 1999 consolidation financial statements include the accounts of DTA Communications Network, L.L.C. and its majority-owned subsidiary, GlobalNet, L.L.C. The Company's interest in GlobalNet L.L.C. was 75% at December 31, 1999. As a result of losses attributable to the minority interest balance has been reduced to $-0 at December 31, 1999. The excess of the loss has been charged to the majority interest and is reflected in member's equity (deficit).

     Uses  of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Subsequent actual results may differ from those estimates.

     Revenue  Recognition

The majority of the Company's revenue consists principally on the sale of wholesale carrier voice, fax, and value added applications via an international Internet protocol network. Revenue is deferred by the Company upon repayment made by its customers, and then the Company recognizes the revenue as services are rendered. Not all customers prepay for their services. In those cases, revenue is recognized after service has been rendered.

Some revenues from the Company's value-added applications come from supplying underlying services to issuers of prepaid phone cards. Those issuers prepay some or all of the services provided. Payments received in advance for such services are recorded in the accompanying consolidated balance sheets as deferred revenue. Consequently, revenue from such services has been contracted and expires without being fully used (cards have effective lives up to three

                        DTA COMMUNICATIONS NETWORK, L.L.C

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

months after the first use); then the unused value is referred to as breakage and recorded as revenue at the date of expiration.

     Concentration  of  Credit  Risk  and  Geographical  Information

The Company transacts a significant volume of business with only a few customers. Three customers represent 91%, 96% and 98% of total revenue in 1999, 1998 and 1997, respectively. Accounts receivable from these customers were approximately $ 66 and $ _______ at December 31, 1999 and 1998, respectively.

The Company requires certain customers to provide collateral in the form of a cash deposit.

Minutes revenue for traffic sent to Mexico was 50%, 100% and 100% of total revenue in 1999, 1998 and 1997, respectively.

     Income  Taxes

On May 22, 1996, the Company was formed as a limited liability company in the State of Illinois. As such, the net losses for the Company for the Three-years ended December 31, 1999 were reported in the members' tax returns. Accordingly, these consolidated financial statements contain no provision or benefit and no assets or liabilities for Federal or State income taxes for any of the periods presented.

     Impairment  of  Long-Lived  Assets

In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disclosed of, the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.


(3)      Property  and  Equipment

Property  and  equipment  consists  of  the  following:

                                             December  31,
                                     -------------------------
                                          1999         1998
                                        --------     --------
Network equipment under capital lease  $5,267,565          -
Furniture and equipment . . . . . . .      64,800          -
                                       ----------          -

                                        5,332,365          -

Less accumulated depreciation . . . .     882,639          -
                                       ----------          -


        Property and equipment, net .  $4,449,726          -
                                       ----------   ---------




Property and equipment are stated at cost. Equipment net under capital lease is stated at the lower of fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation expense is generally calculated being the straight-line method over the estimated useful lives of the assets which range from three to five years. Depreciation expense totaled $882,639, $-0 and $-0 in

                        DTA COMMUNICATIONS NETWORK, L.L.C

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


1999, 1998 and 1997, respectively. Accumulated depreciation of assets recorded under capital lease amount to $877,925, $-0 at December 31, 1999 and 1998, respectively.

(4)     OPERATING  AND  CAPITAL  LEASES

The Company leases its headquarters in Villa Park, Illinois on a month-to-month basis. Annual rent expense under this arrangement was approximately $27,950, $9,574 and $3,840 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company leases its network equipment under a capital lease. This lease has a 42-month term, with annual interest at a rate of 22%. The lease equipment secures all leases.

The following is a schedule of future minimum rental payments requrired under the capital lease:


Years  ended                                    Capital
December  31,                                    Lease
-------------                                  --------
2000                                       $  2,082,088
2001                                          2,082,088
2002                                          2,082,088
2003                                            694,029
2004  and  thereafter                                 -
                                        ---------------

Total  future  minimum  lease  payments       6,940,293

Less  amount  representing  interest          2,090,926
                                            -----------

Net  present  value  of  minimum  lease
                     payments                 4,849,367

Less  current  portion                        1,454,810
                                         --------------

                                          $   3,394,557
                                          -------------

(5)     RELATED  PARTIES

During the years ended December 31, 1999 and 1998, an officer and primary member borrowed funds from the Company totaling $39,606 and $16,629, respectively. The primary member repaid $6,231 and $19,933 in 1999 and 1998, respectively.

In 1999, the Company paid $126,223 to a minority owner for the reimbursement of costs of maintenance on equipment. The Company paid $45,865 and $119,533 of obligations of an affiliated entity in 1999 and 1998, respectively, and wrote off $55,247 of amounts due from the affiliate in 1998.

(6)     AGREEMENT  WITH  OPERADORA  PROTEL,  S.A.  DE  C.V.

On August 1, 1999, GlobalNet L.L.C. entered into a five-year agreement with Operadora Protel, S.A. DE C.V., a Mexico corporation (Protel), whereby Protel provides the platform for prepaid debit card calls and the use of its network for traffic originating and terminating between Mexico and the United States.

The agreement also provides that Protel and GlobalNet, L.L.C agree to equally share in the gross profits generated from services provided under the agreement.

                  DTA  COMMUNICATIONS  NETWORK,  L.L.C

             Notes  to  Consolidated  Financial  Statements

                    December  31,  1999  and  1998

(7)     DEBT

On October 1, 1999, GlobalNet L.L.C. entered into a term loan for $734,517 at an annual interest rate of 19.75%. The initial term of the loan included eight payments maturing on May 15, 2000. During February 2000, the terms were renegotiated, extending the maturity date to July 15, 2000. Additionally, the creditor charges GlobalNet L.L.C. a collateral monitoring fee which is derived by applying a set percentage to the Company's gross margin as defined by their Financing and Security agreement dated November 9, 1999. Expense related to the collateral monitoring fee during 1999 was $42,577 and is recorded in interest expense.

(8)     SUBSEQUENT  EVENTS

On March 22, 2000, the Company entered into a term note and security agreement for $2,427,198 with Rich Earth, Inc. The loan bears interest at an annual rate of 8% and is due on May 31, 2000.

On March 24, 2000, the Company used portion of the proceeds from the term note to purchase the 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C for $2,000,000 and $127,198, respectively. The purchase of the minority interest increased the Company's interest in GlobalNet L.L.C. to 100%.

On February 18, 2000, GlobalNet signed a letter of intent with Rich Earth, Inc (Rich Earth), an NASD OTC Bulletin Board System trading Company, to merge GlobalNet with and into Rich Earth whereby Rich Earth is to be the surviving entity. The merger is conditioned upon Rich Earth having completed a private placement for $6,000,000. The letter of intent states that the merger must occur no later than May 31, 2000. While the merger was not consummated as of May 8, 2000, the Company expects the merger to be closed in the near future.